Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2005 SECOND QUARTER RESULTS

Revenues increase 3%, earnings at $0.27 per diluted share

Mentor, Ohio (October 27, 2004) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2005 second quarter ended September 30, 2004. Fiscal 2005 second quarter net income was $18.9 million compared with net income of $20.4 million in the second quarter of fiscal 2004. Earnings were $0.27 per diluted share compared with $0.29 per diluted share in the second quarter of last year. Earnings were impacted by weakness in the Company’s Life Sciences segment, which experienced ongoing volume declines. For the first six months of fiscal 2005, net income was $36.5 million, or $0.52 per diluted share, compared with $36.8 million, or $0.52 per diluted share in the same period of fiscal 2004.

Second quarter revenues were $264.8 million, an increase of 3% compared with $257.4 million in the second quarter of fiscal 2004. Increased revenues in the Company’s Healthcare segment, where capital equipment demand continued to improve, and mid-teens growth in the Isomedix Services segment were the main drivers of improved overall revenues. These factors were partially offset by a 6% revenue decline in the Life Sciences segment reflecting decreased new facility construction activity among pharmaceutical customers. For the first six months of fiscal 2005, revenues were $519.6 million compared with $516.7 million for the same period of fiscal 2004.

“While our Isomedix segment continues to produce strong results and demand is moderately improving in Healthcare, the market conditions in Life Sciences remain weak in the near term and have impacted our overall results,” said Les C. Vinney, STERIS’s President and Chief Executive Officer. “We will be announcing definitive actions to improve performance and reshape the product portfolio in our Life Sciences segment during the last half of the fiscal year. While we take steps to address our near term growth challenges, we are also focused on our long term strategy of driving sustainable growth across all of our businesses.”

STERIS Corporation

News Announcement

October 27, 2004

Segment Results

Healthcare revenues for the second quarter increased 4% to $187.1 million. The increase in Healthcare revenue was primarily driven by improved sales of capital equipment in the United States hospital market as the Company has experienced increased demand and growing order backlog primarily for products to equip newly constructed or renovated healthcare facilities. Healthcare segment operating profit increased slightly to $29.0 million for the quarter, compared with $28.9 million in the second quarter of last year. For the first six months of fiscal 2005, Healthcare revenues were $363.7 million compared with $359.2 million for the fiscal 2004 period. Segment operating income was $56.4 million, an increase of 7% compared with the first six months of fiscal 2004.

Life Sciences second quarter revenues were $53.5 million, a decline of 6% compared with the second quarter of fiscal 2004. A number of consolidations within the pharmaceutical industry in Europe have led to the cancellation and delay of new facility construction projects. This factor has reduced demand for STERIS equipment. In addition, the segment has begun to see softness in demand from North American customers reflecting cautiousness regarding capital spending. The segment recorded an operating loss of $2.8 million in the quarter, compared with a profit of $0.5 million in the same period last year, primarily reflecting lower volume levels. For the first six months of fiscal 2005, Life Sciences revenues were $107.2 million compared with $115.3 million for the fiscal 2004 period. Segment operating loss was $7.5 million compared with an operating loss of $0.1 million in the first six months of fiscal 2004.

Second quarter revenues for Isomedix Services increased 16% to $24.2 million compared with the prior year second quarter. Revenue improvement stemmed from increased demand across all industries served. Capacity expansions brought on line since the second quarter of fiscal 2004 and a focus on improving total customer satisfaction have positioned this segment to drive additional volume growth. Segment operating profit increased strongly to $4.7 million compared with $3.0 million in the prior year quarter, due primarily to increased volume and

STERIS Corporation

News Announcement

October 27, 2004

improved processing efficiency. For the first six months of fiscal 2005, Isomedix revenues were $48.7 million, an increase of 16% compared with the fiscal 2004 period. Segment operating income was $9.9 million compared with $6.2 million for the first six months of fiscal 2004.

Total Company Costs and Expenses

Gross profit margin in the fiscal 2005 second quarter was 42.1% compared with 43.0% in the prior year second quarter. The decline in overall gross profit margin reflects significantly lower margins in the Life Sciences segment as a result of lower volumes, as well as the negative impact of foreign currency rates. For the first six months of fiscal 2005, gross profit margin was 42.6% compared with 42.0% in the same period of fiscal 2004.

Total operating expenses for the second quarter of fiscal 2005 were $80.6 million, compared with $78.3 million in the same quarter of fiscal 2004, an increase of 3%, reflecting increased research and development spending. Research and development expenditures totaled $8.7 million for the quarter, an increase of 35% compared with the second quarter last year. Selling, general and administrative expenses were $71.9 million in the second quarter of fiscal 2005, essentially equal to the same period last year. For the first six months of fiscal 2005, operating expenses were $162.5 million compared with $158.6 million, reflecting a 28% increase in R&D expenditures.

The effective tax rate in the quarter was 37.4% compared with 36.0% in the second quarter of fiscal 2004. A reduction in international profitability had an impact on the Company’s ability to use foreign tax credits and therefore increased the rate. For the full fiscal year, the Company currently anticipates that the tax rate will be approximately 36.5% compared with 31.7% for fiscal year 2004.

STERIS Corporation

News Announcement

October 27, 2004

Cash Flow

Cash provided by operations in the second quarter of fiscal 2005 was $19.1 million, compared with $20.0 million in the second quarter of fiscal 2004. Free cash flow (see note below) was $4.1 million in the second quarter of fiscal 2005, compared with free cash flow of $3.5 million in the prior year second quarter, reflecting lower levels of capital spending. Capital expenditures in the second quarter of fiscal 2005 were $15.0 million, compared with $16.6 million in last year’s second quarter. Cash provided by operations in the first six months of fiscal 2005 was $61.4 million, compared with $29.5 million in the fiscal 2004 period, driven primarily by changes in working capital. Free cash flow was $35.8 million for the first six months of fiscal 2005 compared with $1.7 million in the same period of fiscal 2004.

During the quarter, the Company repurchased 274,000 shares of its common stock at an average price of $20.87 per common share for a total cash amount of $5.7 million. At the end of the quarter, approximately 2.7 million common shares remained under the Company’s currently authorized share repurchase program.

Outlook

Based upon first half results, current anticipated trends for the remainder of the fiscal year, increased interest expense and a higher tax rate, the Company expects revenue growth for fiscal year 2005 to be flat to 2% compared with fiscal 2004, and earnings to be in the range of $1.28 to $1.33 per diluted share. For the third quarter of fiscal 2005, the Company currently anticipates revenue growth to be flat to 2% compared with the fiscal 2004 third quarter, and earnings in the range of $0.31 to $0.33 per diluted share.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the

STERIS Corporation

News Announcement

October 27, 2004

Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-210-839-8500 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on October 27, 2004, until 5:00 p.m. Eastern time on November 3, 2004, either over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by calling 1-800-237-0512 in the United States and Canada, and 1-402-220-0181 internationally. [Note: these replay numbers have changed since the Company’s announcement about the conference call on October 14, 2004].

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Note: Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to invest for growth. Free cash flow is defined as operating cash flow less capital expenditures. STERIS’s calculation of free cash flow may vary from other companies.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

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STERIS Corporation

News Announcement

October 27, 2004

This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that compliance with laws, court rulings, regulations, or certification requirements of domestic and foreign authorities may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services.

STERIS Corporation

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$264,846	$257,389	$519,643	$516,669
Cost of revenues	153,358	146,775	298,263	299,484

Gross profit	111,488	110,614	221,380	217,185

Operating expenses:
Selling, general, and administrative	71,944	71,879	144,510	144,559
Research and development	8,677	6,411	17,988	14,078

	80,621	78,290	162,498	158,637

Income from operations	30,867	32,324	58,882	58,548
Interest expense, net	685	499	1,386	984

Income before income tax expense	30,182	31,825	57,496	57,564
Income tax expense	11,289	11,456	20,986	20,723

Net income	$18,893	$20,369	$36,510	$36,841

Earnings per common share data:
Basic earnings per common share	$0.27	$0.29	$0.53	$0.53
Diluted earnings per common share	0.27	0.29	0.52	0.52

Weighted average number of common shares outstanding:
Basic number of common shares outstanding	69,010	69,347	69,243	69,403
Diluted number of common shares outstanding	69,744	70,570	70,093	70,667

STERIS Corporation

Consolidated Balance Sheets

(In thousands)

	September 30, 2004	March 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,785	$80,408
Net accounts receivable	238,924	255,437
Inventories	103,714	98,249
Other current assets	30,464	28,584

Total current assets	405,887	462,678

Net property, plant, and equipment	382,015	374,102
Net goodwill and intangible assets	278,948	230,993
Other assets	2,089	2,037

Total assets	$1,068,939	$1,069,810

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$63,079	$67,988
Other current liabilities	103,959	122,440

Total current liabilities	167,038	190,428

Long-term debt	106,771	109,090
Other liabilities	95,818	89,593
Shareholders’ equity	699,312	680,699

Total liabilities and shareholders’ equity	$1,068,939	$1,069,810

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Segment Net Revenues

Healthcare	$187,071	$179,672	$363,715	$359,241
Life Sciences	53,529	56,875	107,247	115,300
STERIS Isomedix Services	24,246	20,842	48,681	42,128

Total segment net revenue	$264,846	$257,389	$519,643	$516,669

Segment Operating Income (Loss)

Healthcare	$28,970	$28,855	$56,449	$52,499
Life Sciences	(2,755)	462	(7,463)	(128)
STERIS Isomedix Services	4,652	3,007	9,896	6,177

Total segment operating income	$30,867	$32,324	$58,882	$58,548